Exhibit 10.5

AMENDMENT NO. 1 TO PURCHASE AGREEMENT

This Amendment No. 1 (“Amendment No. 1”) is dated September 18, 2023 to the Purchase Agreement dated August 14, 2023 (the “Agreement”) and is made by and between ARENA BUSINESS SOLUTIONS GLOBAL SPC II, LTD on behalf of and for the account of SEGREGATED PORTFOLIO #9 – SPC #9 (the “Investor”) and noco-noco Inc., formerly known as Prime Number Holding Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company” and together with the Investor, the “Parties”).

RECITALS

WHEREAS, the Parties originally entered into the Agreement whereby Company may, from time to time, require that Investor purchase from Company up to $150.0 million of the Company’s ordinary shares;

WHEREAS, the parties hereto desire to amend and restate the Agreement on the terms and conditions set forth herein below.

NOW, THEREFORE, The Parties hereto agree as follows:

Article 1.              Certain Definitions. Capitalized terms not otherwise defined in Amendment No. 1 shall have the meanings set forth in the Agreement.

Article 1.              Certain Definitions. That the term “Floor Price” found in Article 1 “Certain Definitions” be removed in its entirety.

Section 2.01(a)    Advances; Mechanics. That Section 2.01 “Advances; Mechanics” be replaced in its entirety with the following:

“Subject to the terms and conditions of this Agreement (including, without limitation, the provisions of Article VII hereof), the Company, at its sole and exclusive option, may issue and sell to the Investor, and the Investor shall purchase from the Company, Common Shares on the following terms.”

Section 2.02        Advance Notice. That Section 2.02 “Advance Notice” be replaced in its entirety with the following:

At any time during the Commitment Period, the Company may require the Investor to purchase the Common Shares by delivering an Advance Notice to the Investor, subject to the conditions set forth in Section 7.01, and in accordance with the following provisions:

(a)

The Company shall, in its sole discretion, select the amount of the Advance, not to exceed the Maximum Advance Amount, it desires to issue and sell to the Investor in each Advance Notice and the time it desires to deliver each Advance Notice.

(b)	There shall be no mandatory minimum Advances and no non-usages fee for not utilizing the Commitment Amount or any part thereof.

(c)	The Company shall be limited to delivering one (1) Advance Notice to Investor per Trading Day.

(d)	The Advance Notice shall be valid upon delivery to Investor in accordance with Exhibit C.”

Authority. Each Party represents and warrants that (i) it has all requisite power and authority to execute and deliver this Amendment No. 1 and to perform such Party’s obligations hereunder; (ii) the execution and delivery by such Party of this Amendment No. 1 has been validly authorized by all necessary corporate or other action on the part of such Party; and (iii) this Amendment No. 1 has been validly executed and delivered by such Party and, assuming this Amendment No. 1 constitutes the valid and binding obligation of each other Party, constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally.

No Other Modification. The Agreement shall not be modified by this Amendment No. 1 in any respect except as expressly set forth herein.

Miscellaneous. That Article VIII, Article IX, Article X, Article XI, Article XII and Article XIII of the Agreement are hereby incorporated into this Amendment No. 1 mutatis mutandis.

NOCO-NOCO INC.

By:	/s/ Masataka Matsumura
Name: Masataka Matsumura
Title: CEO

ARENA BUSINESS SOLUTIONS GLOBAL SPC II, LTD ON BEHALF OF AND FOR THE ACCOUNT OF SEGREGATED PORTFOLIO #9 – SPC #9

By:	/s/ Daniel Zwirn
Name: Daniel Zwirn
Title: Authorized signatory